MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/20/2005	Miami Dade Airport Florida 5.00% 10/1/38	1,000,000	600,000,000

Banc of America

Estrada Hinojosa

Morgan Keegan

Morgan Stanley

MR Beal

Guzman & Co

Jackson Securities

Lehman Brothers

Loop Capital Markets

Merrill Lynch & Co

Ramirez & Co

RBC Dain Rauscher

Siebert Brandford Shank

Stifel, Nicolaus & Co.

9/22/2005	Puerto Rico Highway 5% 7/1/45	1,000,000	1,499,910,000	Citigroup Lehman Brothers UBS Financial Banc of America Goldman Sachs JP Morgan Merrill Lynch Morgan Stanley Raymond James Ramirez & Co. Wachovia
9/15/2005	Miami Dade Cnty Florida Jackson Health 5% 6/1/29	1,000,000	300,000,000	JP Morgan Banc of America Estrada Hinojosa & Co Jackson Securities Morgan Keegan Guzman & Co Loop Capital Markets M.R. Beal & Co Merrill Lynch Ramirez & Co Raymond James Siebert Brandford Shank